Exhibit 99.1
Contact:
Investor Relations
The Blueshirt Group
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com
415-217-7721

Media Relations
Kay Rindels	Kim Baker
SPS Commerce	PAN Communications
866-245-8100	978-474-1900
krindels@spscommerce.com	spscommerce@pancomm.com
SPS Commerce Acquires Direct EDI
Cloud-Based Supply Chain Service Provider Accelerates Its Growth and Market Leadership; SPS
Adds Research and Development Center and Expands Its Customer Base to Over 40,000
MINNEAPOLIS, May 18, 2011 — SPS Commerce (Nasdaq: SPSC), a leading provider of on-demand supply chain management solutions, announced today it has acquired Direct EDI, a provider of cloud-based integration solutions. The acquisition strengthens SPS’ position as one of the industry’s largest and fastest growing providers of cloud-based supply chain solutions. Subscribers of SPSCommerce.net and Direct EDI’s services will benefit from expanded operations to support e-commerce and traditional retail supply chains, a stronger investment in research and development with the addition of Direct EDI’s development center in the Ukraine, and a continued commitment to support its over 40,000 customers, including more than 2,000 Direct EDI customers.
“SPS Commerce is accelerating its growth and industry leadership with the acquisition of Direct EDI, and we want to welcome their team and customers to our community,” said Archie Black, President and CEO of SPS Commerce. “As the marketplace for cloud solutions evolves, SPS is among the leading organizations that are growing organically and through acquisition to better serve their customers. With SPS, Direct EDI’s customers will benefit from excellent customer service, a much larger retail trading community, and access to additional supply chain services and trading partner connections.”
“At Direct EDI, we have always believed that our success begins with the success of our customers,” stated Michael Davidovich, Founder and CEO of Direct EDI. “I am pleased to announce that we are continuing this commitment by merging our operations with SPS Commerce, a recognized leader in on-demand supply chain solutions and a company that shares our commitment to customer success.”

As a result of this acquisition, Direct EDI’s customers can advance their supply chain initiatives by leveraging the SPSCommerce.net suite of supply chain solutions, including:
•	Access to one of the broadest trading communities in the retail supply chain with more than 1,500 prebuilt connections to retailers, grocers and distributors.

•	Superior integration with more than 100 leading accounting/ERP, warehouse management, and packing and shipping applications.

•	Expanded capabilities for integrating with global supply chain partners, such as third-party logistics providers (3PLS), international sourcing companies and factories.

•	Optional value-added solutions for item management, warehouse management, supply chain analytics and fulfillment partner integration.
To learn more, and view a webinar about the acquisition, visit www.spscommerce.com/about-us-overview/newsandevents/direct-edi-acquisition.
Guidance Update
The company anticipates the acquisition will add approximately $200,000 — $300,000 of revenue and impact adjusted EBITDA by ($400,000) to ($300,000) for second quarter of 2011. Additionally, SPS Commerce expects increased expenses from the acquisition in amortization of acquired intangibles, which will be finalized once the purchase price accounting is complete. As such, the Company is withdrawing its previous EPS guidance stated on April 28, 2011 for second quarter and full year 2011. The acquisition will be recorded in the company’s June 30, 2011 quarter end financial statements.
For the second quarter 2011, the Company expects revenue to be in the range of $13.1 — $13.4 million, representing growth of 20% to 22% compared to the second quarter 2010. The Company expects adjusted EBITDA to be in the range of $800,000 — $1.0 million, which includes deal expenses.
For the full year 2011, the Company expects revenue to be in the range of $54.7 — $55.5 million, representing growth of 23% to 24% compared to the full year 2010. The Company expects adjusted EBITDA to be in the range of $4.7 — $5.2 million. The Company will provide GAAP earnings per share guidance for 2011 when it reports second quarter 2011.
Conference Call Information
SPS Commerce will host a teleconference at 4 p.m. CT today, May 18, 2011. To access the call, please dial (877) 312-7508 or, outside the U.S. (253) 237-1184 at least five minutes prior to the start time. An audio webcast and replay of the call will also be available at http://investors.spscommerce.com/events.cfm. An audio replay of today’s conference call will be available from May 18, 2011 to May 31, 2011 by dialing (800) 642-1687 with the replay passcode 68556703.
About SPS Commerce
SPS Commerce is a leading provider of on-demand supply chain management solutions, providing integration, collaboration, connectivity, visibility and data analytics to thousands of customers worldwide. We deliver our solutions over the Internet using a Software-as-a-Service model to improve the way suppliers, retailers, distributors and other customers manage and fulfill orders. Our SPSCommerce.net platform features pre-built integrations used by current and new customers alike, spanning 3,000 order management models across 1,500 retailers, grocers and distributors, as well as integrations to over 100 accounting, warehouse management, enterprise resource planning, and packing and shipping applications. More than 38,000 customers across more than 40 countries have used SPSCommerce.net, making it one of the largest trading partner integration centers. SPS Commerce has 41 consecutive quarters of increased revenues and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.
SPS Commerce is a registered trademark of SPS Commerce, Inc. SPSCommerce.net and the SPS Commerce logo are the property of SPS Commerce, Inc. All other names and trademarks are the property of their respective holders.
Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our 2010 Annual Report on Form 10-K and other required reports, as filed with the SEC, which are available at the SEC’s Website at http://www.sec.gov.
# # #
SPS-F